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                                                                   Exhibit 10.23

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT dated as of May 4th, 1999 is between Tucows.Com Inc. the "Company") and Scott Swedorski (the "Executive").

RECITALS

WHEREAS:

      A. The Company wishes to employ the Executive on the terms and conditions set out below.

      B.    The Executive wishes to be so employed by the Company.

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE ONE:  TERM

1.1 EMPLOYMENT. The Company shall employ the Executive and the Executive shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment.

1.2 PERIOD OF ACTIVE EMPLOYMENT. In this Employment Agreement, "Period of Active Employment" shall mean the period beginning on or about May 4, 1999 and terminating on the date on which the first of the following occurs:

      (i)   May 4, 2002;

      (ii) the termination of the Executive's employment by the Company for cause as provided in Section 5.1 hereof;

      (iii) the Disability of the Executive; or,

      (iv)  the death of the Executive.


ARTICLE TWO:  POSITION

2.1 CAPACITY AND SERVICES. The Company shall employ the Executive in the position of Editor-in-Chief. As such, the Executive shall perform such duties and have such authority as may from time to time be assigned, delegated or limited by the board of directors of the

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Company, consistent with such position (the "Board"). The Executive shall perform these duties in accordance with the charter documents and by-laws of the Company, the instructions of the Board, and Company policy.

2.2 FULL TIME AND ATTENTION. The Executive shall devote one hundred percent of the Executive's business time to the Executive's duties hereunder, provided, however, that the Executive may serve as a member of the board of directors of another company if the Board, or an appropriate committee thereof, determines in its sole discretion that such membership is not adverse to the interests of the Company.

ARTICLE THREE:  COMPENSATION AND BENEFITS

3.1   COMPENSATION. The base salary rate of the Executive shall be
(US)$100,000.00 per year, payable bi-weekly. The base salary received by the Executive shall be subject to an annual review by the Board, as a result of which the Board, in its sole discretion may increase this base salary rate. The Company may withhold from any amounts payable under this Employment Agreement such federal or state taxes and other statutory remittances as shall be required by law to be so withheld. The Executive shall also be entitled to options to purchase two and one half percent (2 1/2%) of the common shares of the Company (treating the Company's Convertible Preferred Stock as the common stock into which it is then convertible) in accordance with the Company's stock option plan to be put into effect in the 1999 fiscal year. The grant of such stock options shall be subject in all respects to the terms and conditions attached to options granted by the Company under its stock option plan. Ten percent (10%) of such options shall vest on the creation of such stock option plan and thirty percent (30%) of such options shall vest on each of the first, second and third anniversaries of the date hereof, unless the Executive has resigned or been terminated for cause prior to any such date.

3.2 BENEFITS. The Company shall provide the Executive with the benefits described in Schedule "A". The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits for its employees generally or for any group thereof, without any obligation to replace any such modified, discontinued or suspended benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Executive in respect thereof. Upon the achievement by the Executive of certain performance related goals, which shall be established by the Company and the Executive, the Company may, in its sole discretion, pay to the Executive an annual bonus. The payment of any bonus will be paid at a date or dates as determined by the Board.

3.3 VACATION. The Executive is entitled to take three (3) weeks paid vacation per calendar year in accordance with the Company's policies and practices for senior executives and subject to the needs of the Company. Any vacation not taken during the current year can be carried over to June 30 of the following year.

3.4 EXPENSES INCIDENTAL TO EMPLOYMENT. The Company shall reimburse the Executive in accordance with its normal policies and practices for the Executive's travel and other expenses or disbursements reasonably incurred or made in connection with the Company's business.

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3.5   CAR ALLOWANCE. Until January 1, 2000, the Company shall provide the
Executive with a car allowance of 32 cents per mile. After such date, the Company will lease a vehicle for the Executive at a cost not exceeding US$500.00 per month.


ARTICLE FOUR: CONFIDENTIALITY AND NON-COMPETITION

4.1 NON-COMPETITION. The Executive acknowledges that the Executive's services are unique and extraordinary. The Executive also acknowledges that the Executive's position will give the Executive access to confidential information of substantial importance to the Company, the Parent and their respective businesses. The Executive shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Executive's name or any part thereof to be used by: (i) any business that competes with, or is substantially the same as, any of the businesses conducted by the Company and its Subsidiaries on the date hereof (as described in Schedule "B") for a period beginning on the date hereof and ending three (3) years after the end of the Period of Active Employment (the "Existing Business Non-Competition Period"); and (ii) any business that competes with any new or developed business of the Company or its Subsidiaries developed, entered into or engaged in by the Company or the Parent in any country in which the Company or the Parent has substantial business operations from and after the date of this Agreement to the end of the Period of Active Employment (collectively the "Expanded Business"), for a period beginning on the date hereof and ending six (6) months after the end of the Period of Active Employment (the "Expanded Business Non-Competition Period"). This section shall not restrict the Executive from making any investment in a public company the shares of which are listed on a stock exchange where such investment does not exceed two percent (2%) of the issued equity shares of the public company. The three-year period referred to above shall be shortened to two years should the Company elect to terminate the Executive's employment without cause.

4.2 OTHER EXECUTIVES, CUSTOMERS. The Executive agrees that for a period beginning on the date hereof and ending three years after the end of the Period of Active Employment, neither the Executive nor any entity with whom the Executive is at the time associated, related or affiliated shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, supplier or customer of the Business and/or the Expanded Business to discontinue or alter any one of their or its relationship with the Company or its subsidiaries.

4.3 CONFIDENTIALITY. Except in the normal and proper course of the Executive's duties hereunder, the Executive will not use for the Executive's own account or disclose to anyone else, during or for a period of three years after the Period of Active Employment, any confidential or proprietary information or material relating to the Company, or its subsidiaries operations or business which the Executive obtains from the Company, or its subsidiaries or their respective officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive's

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employment by the Company or by the Company's predecessor. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its subsidiaries: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information, including trade secrets; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (other than the Executive's own performance evaluations) (the "Confidential Information"). The Executive's obligations under this Section shall not extend to any information which (i) is generally available to the public, (ii) corresponds to information furnished to him by any third party having a bona fide right to do so, or (iii) corresponds to any information furnished by the Company to any third party on a non-confidential basis. Furthermore, the Executive may disclose any Confidential Information to the extent required by applicable law or regulation or by any order, degree or directive of a competent judicial, legislative or regulatory body or authority.

4.4 RETURN OF DOCUMENTS. The Executive agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company or the Parent and their respective affiliated, related, associated or subsidiary companies, including Confidential Information, in the Executive's possession now or at any time during the Period of Active Employment, are and shall be the property of the Company and the Parent, and their respective affiliated, related, associated or subsidiary companies, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

4.5 OWNERSHIP OF RIGHTS. The Executive confirms that any and all right, title or interest in all writings and other works, including, but not limited to, designs, trade drafts, software reviews, logos, products, computer programs, software, business plans, and all similar creations ("Works") created by him during the course of his employment with the Company will be vested in the Company as the original owner thereof. The Executive also confirms that all Works created by him during the course of his employment with the Company shall be the exclusive property of the Company. To this end, all Works shall be considered "works for hire" which are owned by the Company within the meaning of 17 U.S.C. ss. 101. Should a court determine that such Works do not meet the definition of a "work for hire" pursuant to 17 U.S.C. ss. 101, the Executive agrees that he shall hold such Works in trust for the sole benefit of the Company and shall execute written assignments of copyright to place legal title in such Works in the name of the Company within five (5) business days of a demand for execution of any such assignment by the Company.

4.6 BLUE PENCIL. If any court determines that any provision contained in this Employment Agreement including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the

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provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.

4.7 ACKNOWLEDGEMENT. The Executive acknowledges that, in connection with the Executive's employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive's employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment shall be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit the Executive's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-competition and other provisions herein. The Executive understands the Executive's duties and obligations as set forth in
Section 4.1 and agrees that such duties and obligations would not unduly restrict or curtail the Executive's legitimate efforts to earn a livelihood following any termination of the Executive's employment with the Company. The Executive agrees that the restrictions contained in Section 4 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Executive. The Executive further acknowledges that irreparable damage would result to the Company if the provisions of Sections 4.1 through 4.4 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with provisions of Sections 4.1 through 4.4.


ARTICLE FIVE: TERMINATION AND RESIGNATION

5.1 TERMINATION FOR CAUSE. The Company may immediately terminate this Employment Agreement at any time for cause at common law by written notice to the Executive. If the Company terminates this Employment Agreement for cause under this Section 5.1, the Company shall not be obligated to make any further payments under this Employment Agreement except amounts due and owing pursuant to Article 3 at the time of the termination.

5.2 DISABILITY. "Disability" as used in this Employment Agreement shall mean a physical or mental incapacity of the Executive which in the reasonable opinion of the Company's Board of Directors has prevented the Executive from performing the essential duties customarily assigned to the Executive for one hundred and eighty (180) days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Board is likely to continue, subject to any accommodation required by law. If the Executive's Period of Active Employment terminates by reason of Disability, the Executive shall receive, in lieu of all amounts otherwise payable hereunder (except for amounts due and owing pursuant to Article 3 at the date of such Disability), compensation at the Executive's base salary rate for a six (6) month period following the date of Disability.

5.3 TERMINATION WITHOUT CAUSE. The Company may at any time terminate the Executive's employment without cause provided the Company continues to provide the compensation (including stock options) to the Executive provided for herein until May 4, 2002.

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5.4   RESULTS OF TERMINATION. Upon termination of the Executive's employment pursuant to Article 5, this Agreement and the employment of the Executive shall be wholly terminated with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Employment Agreement, including those set out in Article 4. The Executive agrees and acknowledges that upon termination or resignation of the Executive's employment pursuant to Article 5, he shall immediately resign from any director's or officer's position which the Executive may hold with the Company, and its affiliated, related, associated or subsidiary companies.

ARTICLE SIX:  REPRESENTATIONS AND WARRANTIES

6.1 REPRESENTATIONS AND WARRANTIES. The Executive represents and warrants to the Company that the execution and performance of this Employment Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive's property is bound. The Executive shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including solicitor's fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 6.1. The Executive acknowledges that a breach of this Article by the Executive shall entitle the Company to terminate the Executive's employment and this Employment Agreement for cause.


ARTICLE SEVEN: MISCELLANEOUS COVENANTS

7.1 RIGHTS AND WAIVERS. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

7.2 WAIVER. Any purported waiver of any default, breach or non-compliance under this Employment Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Employment Agreement shall not operate as a waiver of that party's rights under this Employment Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.3 SEVERABILITY. Any provision of this Employment Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Employment

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Agreement, all without affecting the remaining provisions of this Employment
Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.4   NOTICES.

      (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Employment Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

            (a)   if to the Company, to:

                  c/o Parman Holding Corp.,
                  P.O. Box 1002
                  1211 Geneva, Switzerland

                  and with a copy to:

                  Goodman Phillips & Vineberg
                  250 Yonge Street
                  Suite 2400
                  Toronto, Ontario
                  M5B 2M6

                  Attention:   Daniel J. Gormley
                  Fax:  (416) 979-1234

                  if to the Executive, to:

                  1403 North Seymour
                  Flushing, Michigan  48433

      (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that the day in either event is a business day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on that day. Otherwise, the communication shall be deemed to have been given and made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth business day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner

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            shall be deemed to have been given or made and to have been received only upon actual receipt.

      (3)   Any party may from time to time change its address under this
            Section 9.4 by notice to the other party given in the manner provided by this Section.

7.5 TIME OF ESSENCE. Time shall be of the essence of this Employment Agreement in all respects.

7.6 SUCCESSORS AND ASSIGNS. The Company shall have the right to assign this Employment Agreement to any successor, subsidiary or affiliate (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company) provided only that the Company must first require the successor, subsidiary or affiliate to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by the Executive's signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive's rights or obligations under this Employment Agreement.

7.7 AMENDMENT. No amendment of this Employment Agreement will be effective unless made in writing and signed by the parties.

7.8 ENTIRE AGREEMENT. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Employment Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Employment Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Employment Agreement.

7.9 GOVERNING LAW. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Michigan and the federal laws of the United States of America applicable in that State and shall be treated, in all respects, as a Michigan contract. The parties hereby attorn to the non-exclusive jurisdiction of the courts of the State of Michigan.

7.10 HEADINGS. The division of this Employment Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Employment Agreement.


ARTICLE EIGHT:  EXECUTIVE ACKNOWLEDGEMENT

8.1   ACKNOWLEDGEMENT.

      The Executive acknowledges that:

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      (a)   the Executive has had sufficient time to review this Employment
            Agreement thoroughly;

      (b) the Executive has read and understands the terms of this Employment Agreement and the obligations hereunder;

      (c) the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement; and,

      (d) the Executive has received a fully executed counterpart copy of this Employment Agreement.

      IN WITNESS WHEREOF the parties have executed counterpart copies of this Employment Agreement.

                                          /s/ Scott Swedorski
------------------------------            ------------------------------------
Witness                                   SCOTT SWEDORSKI


                                          TUCOWS.COM. INC.

                                          Per:  /s/ Erez Aluf
                                                ------------------------------
                                                NAME:  NAME
                                                TITLE: TITLE

                                          I/WE HAVE THE AUTHORITY TO BIND THE
                                          CORPORATION


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                                  SCHEDULE "A"

         BENEFITS REFERRED TO IN SECTION 3.1 OF THE EMPLOYMENT AGREEMENT

The Executive shall be entitled to benefits provided to the Company's employees pursuant to any Benefit Plans (as that term is defined in the asset purchase agreement dated May 4, 1999 among, INTER ALIA, the Executive and the Company) in effect from time to time.


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                                  SCHEDULE "B"

For the purposes of Section 4.1 of the Employment Agreement, the businesses are comprised of INTER ALIA: (i) the maintenance of a web site and interactive libraries of computer programs which can be downloaded by Internet users throughout the world from such web site and mirror sites; (ii) the on-line sale of software; (iii) the provision of domain services to third parties; and (iv) the sale of "Tucows" merchandise.

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July 19, 2001

Mr. Scott Swedorski
Tucows Inc.
4100 Pier North Drive
Suite A
Flint, Michigan
48504  U.S.A.



Dear Scott:

RE: EMPLOYMENT AGREEMENT

Reference is made to the Employment Agreement dated May 4, 1999 (the "Agreement") executed by yourself and Tucows Inc. (formerly Tucows.com Inc.) ("Tucows") regarding the terms of your employment. By this letter, the parties have agreed to revise the terms of Article 3.1 of the Agreement and to formally acknowledge and accept the past practices between the parties.

Article 3.1 of the Agreement is accordingly deleted and replaced with the following clause:

         3.1 COMPENSATION. The base salary rate of the Executive shall be US$100,000 per year payable semi-monthly. The base salary received by the Executive shall be subject to an annual review by the Board, as a result of which the Board, in its sole discretion, may increase this base salary rate. The Company may withhold from any amounts payable under this Employment Agreement such federal or state taxes or other statutory remittances as shall be required by law to be so withheld. The Executive shall also be entitled to options to purchase common shares of the Company in accordance with the Company's stock option plan. The grant of such stock options shall be subject in all respects to the terms and conditions attached to options granted by Company under its stock option plan.



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                                      -2-

Save and except as outlined above, all terms and conditions agreed by the parties in the Agreement shall remain in full force and effect. If the foregoing meets with your approval, I ask that you indicate same by signing where indicated below and returning a copy of this letter to the attention of the undersigned.

Sincerely,


/s/ Brenda Lazare
---------------------------
Brenda Lazare
General Counsel, Tucows Inc.

/SLC




****


AGREED AND ACCEPTED

this 19th day of July, 2001.



/s/ Scott Swedorski
---------------------------
Scott Swedorski